EXHIBIT 99.1

WidePoint Awarded $254 Million Ceiling Increase in U.S. Department of Homeland Security Cellular Wireless Managed Services 2.0 IDIQ Contract

Fairfax, VA – June 25, 2024 – WidePoint Corporation (NYSE American: WYY), the innovative enterprise cyber security and mobile technology provider, announced that the U.S. Department of Homeland Security (“DHS”) has increased the ceiling of the Cellular Wireless Managed Services (“CWMS”) 2.0 Indefinite Delivery/Indefinite Quantity (“IDIQ”) contract from $500 million to $754 million, an increase of $254 million.

All other terms and conditions of the CWMS 2.0 contract remain unchanged. The contract includes managed services; WidePoint’s proprietary Intelligent Technology Management System (ITMS™) platform for device ordering and asset management; cellular wireless equipment and devices; cellular and data service; Mobile Device Management (MDM); project management; services to enhance in-building cellular coverage; 24x7 service desk support and other optional services. Together, these services provide DHS and all its major component agencies with streamlined logistics, standardized reporting, a robust means of providing wireless devices and services, and invoicing processing.

Jin Kang, WidePoint’s Chief Executive Officer, stated: “WidePoint has saved DHS in excess of $250 million on telecommunications costs to date through this contract. The additional $254 million represents nearly a 55% increase to the original contract value, underscoring that WidePoint’s managed services are enabling these agencies to maximize their resources while executing their critical mission of protecting the United States.”

Todd Dzyak, WidePoint’s Chief Operating Officer, stated: “DHS is setting the standard for how federal agencies can achieve accountability and efficiencies across the mobility landscape. WidePoint has seen a rapid increase in contracting activity with CWMS 2.0 and currently has task orders in place with every major DHS component agency. In order to address the increased activity, WidePoint is establishing a formalized Program Management Office model to manage this expansive contract.”

Kang added, “I am pleased to announce that Michelle Richards has joined our team to lead WidePoint’s DHS CWMS 2.0 program. Michelle is highly respected within the DHS community and brings to WidePoint more than three decades of experience in the mobile telecommunication industry and more than 15 years of federal government contracting experience. In addition to growing our work with DHS, Michelle’s industry stature will help WidePoint expand both our commercial and federal impact, while helping to prepare and capture significant portions of the recently awarded Spiral 4 contract. We are honored that Michelle shares our vision and that she is devoting her talent and expertise to WidePoint.”

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity and Access Management (IAM, Mobility Managed Services (MMS, Telecom Management, Information Technology as a Service (ITaaS, Cloud Security, and Analytics & Billing as a Service (ABaaS). For more information, visit widepoint.com.

WidePoint Investor Relations:

Gateway Group, Inc.

Matt Glover or John Yi

949-574-3860

WYY@gateway-grp.com